Exhibit 10.4

John Hodgman

Re:     Termination Agreement

Dear John:

          This letter, upon your signature, will constitute the agreement between you and Cygnus, Inc. (the “Company”) on the terms of your termination from employment with the Company.

          1. Your position with the Company will be eliminated as of April 1, 2005 (your “date of termination”). You therefore will no longer represent to anyone that you are still an employee of the Company and will not say or do anything purporting to bind the Company or any of its subsidiaries or affiliates.

          2. You will be paid your earned salary and accrued vacation pay through the date of your termination.

          3. You will return to the Company all company property in your possession, including but not limited to your card key, office keys, business cards, computer files, lab notebooks and other notebooks and documents relating to Cygnus business, training binders, etc. By no later than March 23, 2005, you will submit expense reports, if any, for pre-approved business expenses that you incurred prior to your date of termination. The Company will reimburse you in accordance with its existing policies for these expenses. Cygnus will deduct the cost of any Cygnus property that has not been returned before reimbursing you for approved business expense reports.

          4. In consideration of the following: (a) your acceptance of this Termination Agreement; and (b) your signing the Company’s Proprietary Information Agreement Termination Certification; then pursuant to Paragraph 13, the Company will pay you a lump-sum post-termination severance of $627,100.00 (the “Severance Amount”) less customary payroll deductions. In addition, the Company will purchase a life insurance policy on your behalf at the cost of $626.40 per year. You will have twelve (12) months after the date of your termination of employment to exercise your vested stock options (subject to the option’s expiration date as provided in the applicable option agreement).

John Hodgman

          The Company will also give you a computer and other miscellaneous equipment and you have agreed to take this property as-is. The Company will not in any way be responsible for any repair or replacement or ongoing support relating to this equipment. Furthermore you warrant that you will immediately remove all company information from this equipment.

          5. As of the date of your termination, you will no longer be eligible to participate in any of the Company’s benefit or compensation plans, except as provided by law or the terms of the applicable plans. Information regarding your rights to continuation of your health insurance coverage under the terms of COBRA will be sent to you under separate cover. To the extent that you have such rights, nothing in this Termination Agreement will impair them.

          6. On behalf of yourself and your representatives, agents, heirs and assigns, you waive, release, discharge and promise never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that you ever had, now have or might have as of the effective date of this Termination Agreement against the Company, its predecessors, subsidiaries, affiliates, related entities, officers, directors, shareholders, owners, agents, attorneys, employees, successors, or assigns.

          The released claims include, without limitation, any claims arising from or related to your employment with the Company, the termination of your employment with the Company, and/or the execution of this Termination Agreement. The claims also specifically include, without limitation, any claims arising under any federal, state and local statutory or common law, such as Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the California Labor Code (all as amended), the law of contract and tort, and any claim for attorneys’ fees.

          You also waive and release and promise never to assert any such claims, even if you do not now know or believe that you have such claims. You therefore waive your rights under section 1542 of the Civil Code of California, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

          In short, you agree that you will not bring any lawsuits or claims of any kind against the Company, its predecessors, subsidiaries, affiliates, related entities, officers, directors, shareholders, owners, agents, attorneys, employees, successors, or assigns and will not accept the benefits of any lawsuits or claims of any kind brought on

John Hodgman

your behalf against the Company, its predecessors, subsidiaries, affiliates, related entities, officers, directors, shareholders, owners, agents, attorneys, employees, successors, or assigns.

          7. Unless required by court order or law, you will not disclose to anyone any information regarding the terms of this Termination Agreement, the benefits being paid to you under it or the fact that a payment was made to you, except that you may disclose this information to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. In such circumstances, however, you will instruct them to maintain the confidentiality of this information just as you must.

          8. You will not disclose to anyone any confidential or other information regarding the Company’s practices, procedures, business, trade secrets, corporate strategy, customer lists or marketing strategies, without prior written permission from the Chief Executive Officer of the Company or unless required by court order. You acknowledge the highly confidential nature of information regarding the Company’s customers, subsidiaries, affiliates and employees.

          9. You further agree that you will not disparage the Company, any of its subsidiaries, affiliates, related entities or any past or present officers, directors or employees of the Company. You also agree that you will not say or do anything that damages or impairs in any way the business organization, goodwill, or reputation of the Company or any of its subsidiaries, affiliates or related entities.

          10. Upon request by the Company, you agree to cooperate to the extent necessary to protect the interests of the Company or any of its subsidiaries, affiliates or related entities, including without limitation, in providing any information that you have about the Company’s business and its operations and/or in providing truthful testimony as a witness or declarant in connection with any potential future litigation which may arise as to which you have any relevant information.

          11. In the event that you breach any of your obligations under this Termination Agreement or as otherwise imposed by law, the Company will be entitled to immediate return of any and all benefits paid to you under this Agreement and to obtain injunctive relief and all other relief provided by law or equity. All other duties and obligations under the Agreement, however, including your waivers and releases, shall remain in full force and effect.

          12. With the exception of a suit for injunctive or equitable relief, in the event that a dispute arises concerning the interpretation or enforcement of this Termination Agreement, or any other related matter, you and the Company agree that any such dispute shall be resolved by a three-member arbitration panel in accordance with the commercial arbitration rules of the American Arbitration Association. You and the

John Hodgman

Company therefore specifically waive any right to a jury trial on any such disputes. The losing party in any such dispute shall pay all of the winning party’s costs, including any arbitrator or administrative fees and reasonable attorneys’ fees. Any arbitration shall be held in San Francisco County and this Termination Agreement will in all respects be interpreted and governed under the laws of the State of California.

          13. Pursuant to the Older Workers Benefit Protection Act (OWBPA), you acknowledge that you were provided up to 45 days to consider and accept the terms of this Termination Agreement (although you may accept it at any time within those 45 days) and that you were advised to consult with an attorney about the Termination Agreement before signing it. In addition, pursuant to the OWBPA, attached is an informational exhibit.

          To accept the agreement, please date and sign this letter and return it to Human Resources. Once you do so, you will still have an additional seven days in which to revoke your acceptance. To revoke, you must send Human Resources a written statement of revocation by registered mail. If you do not revoke, the eighth day after the date of your acceptance will be the “effective date” of the agreement. Your Severance Amount will be provided to you within 10 business days from the effective date of this Agreement.

          14. Except as set forth in this Termination Agreement, there are no representations, promises, agreements or understandings between you and the Company about or pertaining to the termination of your employment with the Company, or the Company’s obligations to you with respect to your employment or any other matter mentioned above. This Agreement therefore supercedes any prior written or oral representations, promises, agreements and understandings regarding any of the matters discussed above (including without limitation the following: (a) the February 5, 1996 Letter Agreement; (b) the February 5, 1996 as modified on August 28, 1998 Letter Agreement; (c) the August 28, 1998 Letter Agreement; (d) the December 12, 2000 Letter Agreement; and (e) the December 18, 2003 Letter). This Termination Agreement therefore supercedes any prior written or oral representations, promises, agreements and understandings regarding any of the matters discussed above.

Sincerely,

Barbara G. McClung
Corporate Secretary

John Hodgman

          By signing this letter, I acknowledge that I have carefully reviewed and considered this Termination Agreement; that I fully understand all of its terms; and that I voluntarily agree to them.

          Date:

John Hodgman

John Hodgman

Exhibit

Job Title	ages of # selected	ages of # not selected

Officers	61, 57	50, 50

Technical	36, 44, 46, 50, 51, 56, 56, 62	none

Administrative	34, 34, 35, 41, 47, 53, 53, 60	none